Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement (No. 333-191004) on Form S-1 of Citizens Independent Bancorp, Inc., of our report dated March 17, 2015, relating to our audit of the consolidated balance sheets of Citizens Independent Bancorp, Inc. and subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2014, which is included in the Annual Report on Form 10-K of Citizens Independent Bancorp, Inc. for the year ended December 31, 2014 and to the use of our name under the caption “Experts,” which is part of this Registration Statement.

/s/ Suttle & Stalnaker, PLLC

Parkersburg, West Virginia

March 24, 2015